Exhibit 99.1

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
October 25, 2006		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces Third Quarter 2006 Results

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2006 totaled $6.3 million, $.51 a share, a 94 percent increase when compared to $3.3 million, $.26 a share, a year ago. The improvement was due primarily to commercial acreage sales in the Company’s Real Estate segment and improved results at Del-Tin Fiber. Operating income for the current period was $9.2 million, a $4.6 million increase from the third quarter of 2005. Net cash provided by operating activities was $23.2 million for the current quarter, which compares to $8.9 million a year ago.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Our Chenal Valley real estate development made a significant contribution to income once again, with sales of two commercial sites totaling around 53 acres. One of these sites was approximately 38 acres to an affiliate of RED Development LLC for the development of an upscale lifestyle shopping center which should generate additional interest in Deltic’s adjoining acreage. Our Woodlands segment benefited from our decision to increase the harvest of pine sawtimber in the first half of 2006, as the weakened lumber market has resulted in a decrease in stumpage prices during the third quarter. Difficult market conditions continue for our lumber manufacturing operations. As such, a significant amount of management’s time and attention is being dedicated to this segment of the Company. We are pleased with the improvement in both operating performance and financial results for Del-Tin Fiber, with the facility headed for a record year.”

The Woodlands segment earned $4.6 million in the third quarter of 2006, a decrease of $1.4 million when compared to $6 million for the same period of 2005. The Company’s pine sawtimber harvest decreased from 159,512 tons in the prior-year third quarter to 121,636 tons in 2006’s third quarter. Deltic had accelerated the timing of a portion of its annual timber harvest plan during the first six months of 2006 in anticipation of downward pressure on stumpage prices in the second half of 2006 resulting from a weakening lumber market. Average pine sawtimber price was $44 per ton for the third quarter of 2006 versus $47 per ton a year ago.

Deltic’s Mills segment reported a loss of $3.6 million in the third quarter of 2006 compared to income of $1.7 million in the corresponding quarter of 2005. Finished lumber sales price decreased 21 percent, or $80 per thousand board feet, to $294. Lumber sales volume of 63.2 million board feet decreased three percent when compared to 2005’s third quarter, primarily as a result of a reduction in operating hours due to market conditions and downtime for capital equipment installation.

The Company’s Real Estate segment earned $11 million in the third quarter of 2006, which compares to $.4 million for the same quarter of 2005. Included in the current-year quarter were sales of approximately 53 acres of commercial real estate, at a pretax gain of $10.7 million. Residential lot sales decreased from 31 lots to 23 when compared to a year ago. Due to sales mix, the average lot price increased by $21,700 to $104,300 per lot.

Corporate operating expense was $3 million for 2006’s third quarter, which compares to $3.1 million for the corresponding quarter of 2005. Deltic’s equity in Del-Tin Fiber was income of $1.5 million for the third quarter of 2006, an increase of $1.4 million when compared to income of $.1 million a year ago. Income tax expense for the current-year quarter was $3.3 million higher than the third quarter of 2005 due to the increase in pretax income combined with the Company having virtually no income tax expense for 2005’s third quarter due to an income tax benefit created primarily by the impact of a reversal of estimated valuation allowance related to accumulated state net operating loss carryforwards.

Capital expenditures were $11.1 million for 2006’s third quarter and $22.7 million for the nine months ended September 30, 2006. For the corresponding periods of 2005, capital expenditures totaled $10.8 million and $25.2 million, respectively.

For the first nine months of 2006, net income totaled $12.6 million, $1.02 a share. Financial results for the nine months ended September 30, 2005, were net income of $12.2 million, $.99 a share. Net cash provided by operating activities was $42.4 million for the 2006 period compared to $29.6 million a year ago.

Pine sawtimber harvest level for the nine months ended September 30, 2006, was 489,358 tons compared to 494,554 tons during the same period of 2005. Average pine sawtimber price of $46 per ton increased $1 per ton from the prior-year period. Finished lumber average sales price decreased $44, or 12 percent, from $377 per thousand board feet to $333. Lumber sales increased 10.2 million board feet to 213 million. Residential lot sales for the first nine months of 2006 totaled 82 lots at an average price of $111,200, which compares to 158 lots at $83,500 per lot for the corresponding period of 2005. Commercial acreage sales totaled approximately 53 acres during the nine-month period ended September 30, 2006, while a .99-acre commercial outparcel was sold for a price equivalent to $632,600 per acre in the first nine months of 2005.

In regard to the outlook for the fourth quarter and year of 2006, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 80,000 to 90,000 tons and 565,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the fourth quarter and 275 to 285 million feet for the year, depending on market conditions. Residential lot sales are projected at 110 to 120 lots for the year of 2006.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 26, 2006 at 10:00 a.m. Central Time to discuss third quarter 2006 earnings. Interested parties may participate in the call by dialing 1-800-291-5365 and referencing participant passcode identification number 75822482. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, November 9, by dialing 1-888-286-8010 and referencing replay passcode identification number 19109989.

Summary financial data and operating statistics for the third quarter of 2006 with comparisons to 2005 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$8.6	4.6	10.2	6.0
Mills	22.6	(3.6)	29.0	1.7
Real Estate	17.9	11.0	4.4	0.4
Corporate	0.0	(3.0)	0.0	(3.1)
Eliminations	(5.4)	0.2	(6.8)	(0.4)

Total net sales/operating income	$43.7	9.2	36.8	4.6

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$30.8	19.5	29.1	19.4
Mills	84.4	(2.6)	91.0	6.5
Real Estate	29.3	13.1	19.5	4.9
Corporate	0.0	(9.7)	0.0	(9.0)
Eliminations	(18.1)	0.6	(17.4)	(0.8)

Total net sales/operating income	$126.4	20.9	122.2	21.0

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$43,698	36,827	126,354	122,242

Costs and expenses
Cost of sales	27,822	25,897	83,763	82,615
Depreciation, amortization, and cost of fee timber harvested	3,399	2,956	10,454	8,794
General and administrative expenses	3,288	3,364	11,205	9,795

Total costs and expenses	34,509	32,217	105,422	101,204

Operating income	9,189	4,610	20,932	21,038

Equity in Del-Tin Fiber	1,549	98	2,720	121
Interest income	102	(24)	243	136
Interest and other debt expense	(1,315)	(1,438)	(4,052)	(4,298)
Other income/(expense)	79	—	226	(3)

Income/(loss) before income taxes	9,604	3,246	20,069	16,994

Income taxes	(3,314)	(8)	(7,484)	(4,836)

Net income/(loss)	$6,290	3,238	12,585	12,158

Earnings per common share
Basic	$0.51	0.26	1.02	0.99
Assuming dilution	$0.50	0.26	1.01	0.99

Dividends per common share	$0.0750	0.0750	0.2250	0.2000

Average common shares outstanding (thousands)	12,406	12,257	12,392	12,244

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) Sept. 30, 2006	Dec. 31, 2005
Working capital			$12,104	7,027
Total assets			332,099	316,327
Long-term debt			70,000	74,500
Stockholders’ equity			211,942	198,244

OTHER DATA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Capital expenditures - thousands of dollars
Woodlands	$826	3,632	3,069	6,713
Mills	2,482	2,466	7,322	8,520
Real Estate	7,728	4,644	12,231	9,880
Corporate	—	—	48	74

Total	$11,036	10,742	22,670	25,187

Net cash provided by operating activities	$23,162	8,925	42,363	29,582

Woodlands
Pine sawtimber harvested from fee lands - tons	121,636	159,512	489,358	494,554
Pine sawtimber price - per ton	$44	47	46	45

Timberland sales - acres	—	—	160.00	18.09
Timberland sales price - per acre			1,000	8,500

Mills
Finished lumber sales - thousands of board feet	63,200	64,919	213,162	202,940
Finished lumber price - per thousand board feet	$294	374	333	377

Real Estate
Residential
Lots sold	23	31	82	158
Average sales price - per lot	$104,300	82,600	111,200	83,500

Commercial
Acres sold	52.81	—	52.81	0.99
Average sales price - per acre	$246,300	—	246,300	632,600

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